AETHER SYSTEMS, INC.
COMPUTATION OF EARNINGS PER COMMON SHARE
EXHIBIT 11.1

                                                   Pro Forma Computation of Earnings
                                                            per Common Share
                                                 -------------------------------------
                                                 (in thousands, except per share data)

                                                     Year Ended December 31, 1997
                                                 -------------------------------------
                                                 Net Loss       Shares       Per Share
                                                 --------       ------       ---------
BASIC EPS
Pro forma net loss available to
              common shareholders                (2,747)        12,656         (0.22)

EFFECT OF DILUTIVE SHARES
Stock options                                         -              -             -
                                                 ------         ------         -----

DILUTIVE EPS (1)
Pro forma net loss available to
              common shareholders                (2,747)        12,656         (0.22)
                                                 ------         ------         -----

                                                      Year Ended December 31, 1998
                                                 -------------------------------------
                                                 Net Loss       Shares       Per Share
                                                 --------       ------       ---------

BASIC EPS
Pro forma net loss available to
              common shareholders
                                                 (4,693)        15,916         (0.29)

EFFECT OF DILUTIVE SHARES
Stock options
                                                       -             -             -
                                                 ------         ------         -----

DILUTIVE EPS (1)
Pro forma net loss available to
              common shareholders
                                                 (4,693)        15,916         (0.29)
                                                 ------         ------         -----

                                                     Year Ended December 31, 1999
                                                 -------------------------------------
                                                 Net Loss       Shares       Per Share
                                                 --------       ------       ---------

BASIC EPS
Pro forma net loss available to
              common shareholders
                                                (30,691)         21,207        (1.45)

EFFECT OF DILUTIVE SHARES
Stock options
                                                      -               -             -
                                                 ------         ------         -----

DILUTIVE EPS (1)
Pro forma net loss available to
              common shareholders
                                                (30,691)         21,207        (1.45)
                                                 ------         ------         -----


1. Options and warrants to purchase approximately 1.000 million, 1.559 million,
4.077 million shares of common stock were outstanding during 1997, 1998, and 1999 respectively and were not included in the computation of pro forma diluted earnings per share because the effect would have been antidilutive.